ASSET PURCHASE AGREEMENT


             AGREEMENT made as of the 8th day of May, 1995, by and among AEQUITRON MEDICAL, INC., Minnesota corporation (the "Buyer"), and CNS, INC., a Delaware corporation (the "Seller").

             WHEREAS, the Seller owns and desires to sell and transfer to the Buyer, and the Buyer desires to purchase and acquire from the Seller, the assets of the Seller used by the Seller in the business ("Purchased Business") of manufacturing, marketing, distributing and selling equipment for diagnosis of sleep disorders (the "Equipment") upon the terms, conditions and provisions hereinafter set forth.

             NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I

                          PURCHASE AND SALE OF ASSETS

             1.1 Asset Purchase. Subject to the terms and conditions set forth herein, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, assign, convey and deliver to the Buyer, on the Closing Date (as defined below), all of Seller's right, title and interest in and to the following assets of the Seller which are used solely in the operation of the Purchased Business ("Purchased Assets"):

                      (a) Material  items of  inventory of all kinds,  including raw materials, work-in-process, if any, finished goods, packaging and supplies, including the inventories listed on Schedule 1.1(a).

                      (b) The machinery, tools, dies, molds, and other equipment listed on Schedule 1.1(b) hereto.

                      (c) All registered and  unregistered  domestic and foreign patents, all trademarks, tradenames, copyrights, service marks and applications therefor and 510(k)s, issued or pending, (to the extent transferable) which are listed on Schedule 1.1(c) together with all related rights and associated goodwill ("Proprietary Rights").

                      (d) All  rights of the  Seller  under the  unfilled  sales orders and any other contracts and commitments listed on Schedule 1.1(d) (the "Assumed Contracts").

                      (e) All books,  records and  correspondence  pertaining to inventories, accounts receivable, equipment, intangible property, regulatory matters, manufacturing, quality control and quality assurance documentation, all forms and correspondence with the FDA on marketing authority and inspection issues, customers, sales prospects and


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             suppliers  (including  all  customer,  sales  prospect and supplier
             lists)  used  in  connection  with  the  Purchased   Business  (the
             "Records").

                      (f) All technology, know-how and other intangible property related to the Purchased Assets or the Purchased Business, including, without limitation, tooling design, blue prints, repair history, specifications, drawings, bills of material and engineering documentation.

                      (g)  All  advertising   and  promotional   literature  and
             materials, including catalogs, brochures, pamphlets and art work.

                      (h)  Net receivables as described in 1.2 below.

The Seller hereby agrees to deliver to the Buyer possession of the Purchased Assets on the Closing Date.

             1.2 Consideration for Assets. In consideration of, and in exchange for, the sale of the assets and property described in Section 1.1 above, Buyer shall assume certain liabilities as set forth in Section 1.3, below, and, in addition, shall pay the "Purchase Price" to Seller at Closing: (1) the sum of Five Million Dollars ($5,000,000) cash; and (2) the remainder by delivery to Seller of Buyer's promissory note in the form and on the terms attached as Exhibit A in a face amount equal to 85% of the net receivables of the Purchased Business (net of $105,274 of excluded receivables identified on Schedule 1.2) as valued at the Closing Date ("Promissory Note"). If receivables in excess of 15% of the net receivables of the Purchased Business remain uncollected 151 days after the date of the Promissory Note, Seller will reimburse Buyer in cash in an amount equal to 50% of such uncollected net receivables up to a maximum of $50,000.

             The Purchase Price shall be allocated among the Purchased Assets in the manner determined by Buyer. Seller and Purchaser shall each file Form 8594 (Asset Acquisition Statement under Section 1060) on a timely basis reporting the allocation of the Purchase Price. Seller and Purchaser shall not take any position on their respective income tax returns that is inconsistent with the allocation of the Purchase Price as determined by Buyer.

             1.3      Liabilities of Seller.

             Buyer shall assume no liabilities of Seller, fixed or contingent, known or unknown, determined or undetermined, due or not yet due except as specifically set forth on Schedule 1.3 hereto.

             On the Closing Date, Buyer agrees to assume and to perform in accordance with their respective terms the obligations of the Purchased Business listed below ("Assumed Liabilities").



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                      (a) "Assumed  Contracts"  described herein or listed on
             Schedule 1.1(d) hereof.

                      (b) Any warranty  obligations  for Equipment sold prior to
             Closing Date. At Closing, Seller shall pay cash to Buyer in the amount of Seller's accrual for warranty obligations determined as of the Closing Date, the amount of which shall be determined consistent with past accounting practices of Seller.

                      (c) Maintenance contract obligations of Seller on the Purchased Assets, but at Closing Seller shall reimburse Buyer for one-half the amount of the maintenance contract obligations thus assumed by Buyer.

                      (d) Products  liability claims arising from Equipment sold by Seller prior to the Closing Date, if and to the extent that Buyer has modified, upgraded or updated such Equipment, or serviced such Equipment in a way found to have caused injury to a third party or to the extent Buyer failed to service, update, upgrade or properly modify such equipment pursuant to order of a court or governmental agency or pursuant to a maintenance or service obligation.

                      (e) Any recall or  modification  obligations  imposed by a governmental agency or by maintenance or service obligations.

                      (f) Post-closing  training  obligations in connection with
             Equipment sold before Closing, for which Seller will reimburse Buyer for its expenses when and as accrued.

             1.4      Closing; Delivery of Documents.

                      (a) The closing of the  transactions  contemplated by this
             Agreement (the "Closing") shall take place on June 1, 1995 at a mutually agreeable place (the "Closing Date"), or such other date as agreed by the parties.

                      (b) On the Closing Date, Seller shall deliver to
             Buyer the following:

                              (i) Patent Assignments in recordable form
                      transferring the patents and patent applications listed on Schedule 1.1(c);

                              (ii) Trademark Assignments in recordable form
                      transferring the trademarks listed on Schedule
                      1.1(c);

                              (iii) an opinion of Lindquist & Vennum P.L.L.P.,
                      Seller's counsel, in form and substance satisfactory to Buyer; and



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                              (iv) a Bill of  Sale  transferring  the  Purchased
                      Assets to Buyer free and clear of all encumbrances.

                              (v)  the cash amounts referenced in Section
                      1.3(b) and (c) above.

                      (c) On the Closing Date, Buyer shall deliver to
             Seller the following:

                              (i) the cash portion of the Purchase Price; and

                              (ii) the Promissory Note; and

                              (iii) an  opinion  of Best &  Flanagan,  P.L.L.P.,
                      Buyer's counsel, in form and substance satisfactory to Seller.

             1.5 Conditions to Closing. The obligation of each party to consummate the transactions contemplated by this Agreement is subject to the satisfaction by the other party of the following conditions:

                      (a) The  representations and warranties of the other party shall be true and correct in all material respects at the Closing as though then made;

                      (b) The other party shall have  performed  and complied in all material respects with all covenants and agreements required to be performed and complied with by it under this Agreement prior to the Closing;

                      (c) No action  or  proceeding  before  any court or agency will be pending or threatened wherein an unfavorable judgment, decree or order could prevent the carrying out of this Agreement or any of the transactions contemplated hereby or have an adverse effect on the Purchased Assets or the Purchased Business; and

                      (d) The other party shall have delivered all documents
             required to be delivered by it under Section 1.4;

                      (e) The form and substance of all certificates, instruments, opinions and other documents delivered on or before the Closing pursuant to this Agreement shall be reasonably satisfactory to each party and its counsel; and

                      (f) During the period from the date of this  Agreement  to the Closing (i) there shall not have been any material adverse change in the condition or the results of operation of the Purchase Assets or the Purchased Business (ii) nor shall Seller have sustained any material loss or damage to the Purchased Assets, whether or not insured, either of which would have a material adverse effect on the ability of Buyer to operate the Purchased Business.

Either party may waive any condition to its obligation to consummate the transactions contemplated by this Agreement and agree to proceed with Closing.

                                   ARTICLE II

                   REPRESENTATIONS, WARRANTIES AND AGREEMENTS
                                 OF THE SELLER

             As an inducement to the Buyer to enter into this Agreement, the Seller hereby represents and warrants to, and agrees with, the Buyer as follows:

             2.1 Organization and Corporate Power. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to enter into this Agreement and perform its obligations hereunder.

             2.2 Authorization. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action and will not create a lien or encumbrance on the Purchased Assets or conflict with or result in a default under any material commitment, agreement or law applicable to Seller. Approval of Seller's shareholders of the transactions contemplated hereby is not required. Other than possible consents required under the Assumed Contracts, no material consent or approval of or filing or registration with any third party is required in connection with the execution, delivery or performance of this Agreement by Seller. This Agreement constitutes a valid and binding obligation of the Seller, enforceable in accordance with its terms.

             2.3 Title and Condition of Properties. At the Closing Date the Seller will own the Purchased Assets good and marketable title, free and clear of all liens, charges, purchase rights, claims, pledges, mortgages, security interests, encumbrances, or other limitations or restrictions whatsoever. The Seller's machinery and equipment, and other tangible personal property included in the Purchased Assets are in reasonable operating condition and repair, normal wear and tear excepted (except for inventory, the condition of which shall be governed by Section 2.5).

             2.4 Tangible Personal Property. Schedule 1.1(b) lists all material manufacturing machinery and equipment used to manufacture the Equipment, except for Seller's manufacturing space at 1250 Park Road, Chanhassen, Minnesota 55317 and fixtures related thereto.

          2.5 Inventory. The inventory shall on the Closing Date be in the condition as inspected by Buyer.

          2.6 Proprietary Rights.

                      2.6.1 The Seller's use of the Proprietary Rights does not, to Seller's knowledge, violate or constitute the misappropriation or the misuse of any intellectual property rights of any third party. Schedule 1.1(c) attached hereto sets forth a list of all Proprietary Rights, other than trade secrets and know-how. The Seller has not granted, conveyed, licensed or assigned any rights under the Proprietary Rights and to Seller's knowledge there are no other parties using the Proprietary Rights.

                      2.6.2 To the best  knowledge  of Seller,  all  Proprietary
             Rights are valid and enforceable, and, as to patents, there exist no facts or prior art which would render any of those patents invalid or unenforceable.

                      2.6.3 Seller has received no notice that any of the features, components or configurations (whether developed or under development) of the products included in the Purchased Assets infringe, nor has any claim been made that they may infringe, the intellectual property rights of any other party. Further, the Seller has not been sued or charged orally or in writing with, or been a defendant in any claim, suit, action or proceeding relating to the Purchased Business which involves a claim of infringement of any patents, trademarks, service marks or copyrights, or a claim of unfair competition or misappropriation of trade secrets or confidential information.

                      2.6.4 None of the Proprietary Rights is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Seller or restricting the licensing thereby by the Seller to any person.

                      2.6.5 Apnea Screener. The FDA has not granted the authority sought by Seller in the 510(k) application filed by it with the FDA for the apnea screener ("Sleep Test") owned by Seller and made part of the Purchased Assets. Prior to and following the Closing Date, Seller agrees to cooperate with Buyer in seeking to cause the FDA to grant such 510(k) application with respect to the Sleep Test.

             2.7 Litigation. Except as set forth on Schedule 2.7, there are no actions, suits or proceedings, pending or, to the best knowledge of Seller, threatened or claimed against or affecting the Seller which relate in any manner to the Purchased Business at law or in equity, or before or by any federal, state, municipal or other governmental agency. The Seller is not presently a party to or subject to or bound by any agreement or any judgment, order, writ, injunction or decree of any court or any governmental body that contains any provision that would or could operate to prevent the carrying out of this Agreement or the transactions contemplated hereby.

             2.8 Contracts. Other than the Assumed Contracts, Seller is not a party to or otherwise bound by any material agreement, contract, indenture, instrument or lease with respect to the Purchased Business, except as set forth on Schedule 2.8.

             2.9 Insurance. Seller maintains products' liability and other insurance as described in Schedule 2.9. Following the Closing Date, Buyer will provide its own insurance and shall, consistent with the indemnification provisions in 4.2 and 4.3 below, hold Buyer harmless from any products liability or other claim in connection with the Equipment, the Purchased Business or the Purchased Assets, arising from Equipment sold before the Closing Date, except as provided in Section 1.3(d) above.

             2.10 Medical Device Regulation. The Seller has applied for or obtained all applicable material licenses, registrations, approvals, clearances and authorizations required by local, state and Federal agencies, foreign or domestic, regulating the safety, effectiveness and market clearance of the Equipment. The Seller has had no recalls or FDA product actions, and has no ongoing clinical studies. Seller has received no notice, oral or written, of any adverse findings of the FDA in its inspections, except for certain non-material facility-related items.

             2.11 Product Performance. The Seller has made available to Buyer all supportive materials and data substantiating representations made to the FDA in its Section 510(k) pre-market notifications, including any and all testing data in the possession or under the control of the Seller, whether or not submitted to the FDA. The Seller further represents and warrants that to the best of Seller's knowledge the Seller's products perform in compliance with the representations and performance specifications as contained in said notifications and the Seller's product literature, and that sales thereof, if any, have been made in compliance with the rules and regulations of the FDA, and in compliance with labeling approved by the FDA and/or submitted with the products. The FDA authorizations and notifications described in Schedule 2.11 attached hereto represent to the best of Seller's knowledge the only FDA authorizations and notifications necessary to permit the sale and use by Seller in the United States of the Devices. Each 510(k) listed in Schedule 2.11 lists the corresponding part or product covered by such 510(k).

             2.12 Employee Plans. A complete list of all employee benefit plans covering employees of the Purchased Business is set forth on Schedule 2.12.

             2.13 Defaults. There has not to Seller's knowledge occurred any default by Seller or, assuming all required consents to assignment are obtained, any event which will become a default, nor, to Seller's knowledge, has there occurred any default by any third party which will become a default under any Assumed Contract or any judgment, order or commitment related to the Purchased Assets.

             2.14 Financial Statements. Seller's financial statements for the fiscal years ending December 31, 1993 and 1994 and its interim statements for the period ending March 31, 1995 (and its 1994 monthly financial statements, which portray the fact that the majority of revenues of the Purchased Business have historically occurred in the last months of the Company's fiscal quarters) are attached as Schedule 2.14 hereto (the "Financial Statements"). The 1993 and 1994 year-end statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby, and the Financial Statements fairly present the financial position of Seller as of the respective dates of the balance sheets included therein, and the results of operations for the respective periods indicated.

             2.15 Absence of Undisclosed Liabilities. To the best knowledge and belief of Seller after due diligence, except to the extent reflected or reserved against in Seller's balance sheet or as otherwise noted on Schedule 2.15 hereto, Seller as of March 31, 1995, and as of the Closing Date, had or will have no liabilities which would prevent title to the Purchased Assets from transferring to Buyer.

             2.16 No Violation. Seller is not subject to or obligated under its certificate of incorporation, its bylaws, any applicable law, or rule or regulation of any governmental authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement.

             2.17 Taxes. All tax returns required by law to be filed, and all taxes required to be paid or withheld and paid over by Seller which relate to the Purchased Assets, the non-filing or non-payment of which could result in a lien on or encumbrance against the Purchased Assets, have been fully paid, withheld and paid over, and filed, as appropriate. Seller does not have any reason to believe that a claim for such taxes for prior years in any material amount may be asserted by any taxing body. Specifically, but not by way of limitation, there are no tax liens filed or outstanding for unpaid sales or payroll withholding taxes at the office of the Minnesota Secretary of State or any Minnesota County Recorder's office. The federal and state TIN of Seller is 41-1580270 and 3940631, respectively, and Seller's Minnesota sales tax permit number is 3940631.

             2.18 Conduct of Business. Prior the Closing, Seller shall operate the Purchased Business in a prudent manner and only in the ordinary course of business consistent with past practices. Seller shall use all reasonable efforts to preserve the Purchased Business organization intact and to preserve its present relationship with employees, suppliers, customers and others having business relationships with Seller.

             2.19 Full Disclosure. To Seller's knowledge, no representation, covenant or warranty of Seller in this Agreement or any Schedule or Exhibit hereto contains or will contain any untrue statement of a material fact or omit or will fail to state any material fact necessary to make any statement made not misleading. Buyer acknowledges that it has had full access to relevant records and to officers of Seller.

             2.20 Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer or any of its shareholders, other than consideration paid to Piper Jaffray for financial advice to Seller, which Seller will pay.

                                  ARTICLE III

            REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE BUYER

             3.1 Corporate Organization and Power. Buyer is a corporation duly organized and validly existing under the laws of the State of Minnesota, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

             3.2 Authorization. The execution, delivery and performance of this Agreement and the Promissory Note by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement and the Promissory Note. This Agreement and the Promissory Note constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms.

             3.3 No Violation. Buyer is not subject to or obligated under its certificate of incorporation, its bylaws, any applicable law, or rule or regulation of any governmental authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement. Buyer will comply with all applicable laws, and with all applicable rules and regulations of all governmental authorities in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

             3.4 Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer or any of its shareholders, other than consideration paid to Dain, Bosworth for financial advice to Buyer, which Buyer will pay.

             3.5 Litigation. There are no actions, suits, proceedings or orders pending or, to the best of Buyer's knowledge, threatened against or affecting Buyer at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Buyer's performance under this Agreement or the consummation of the transactions contemplated hereby.

             3.6 Insurance. Following the Closing Date, Buyer will provide its own insurance and shall, consistent with the indemnification provisions in Sections 4.2 and 4.3 below, hold Seller harmless from any products liability or other claim in connection with the Equipment, the Purchased Business or the Purchased Assets, arising from Equipment sold after the Closing Date.

                                   ARTICLE IV

                             ADDITIONAL AGREEMENTS

             4.1 Survival. All representations, warranties, agreements, covenants and obligations herein shall survive the execution and delivery of this Agreement and the Closing until December 31, 1996 except for matters relating to products liability claims, which shall survive until June 1, 2000.

             4.2 Indemnification. Except to the extent indemnified by insurance proceeds:

                      4.2.1 The Seller  will  indemnify  the Buyer,  and hold it harmless against any loss, liability, damage, deficiency or expense (including reasonable legal expenses and costs) which it may
             suffer,   sustain   or  become   subject   to  as  a  result  of  a
             misrepresentation or breach by Seller of any representation, warranty, covenant or agreement of Seller set forth in this Agreement, or resulting from liabilities or obligations of Seller not assumed by Buyer, and any costs and expenses associated with defending against such claims, liabilities, obligations, costs, damages, losses and expenses.

                  4.2.2 The Buyer agrees to indemnify the Seller and hold it harmless against any loss, liability, damage or expense, including reasonable legal expenses and costs, which the Seller may suffer, sustain or become subject to, as a result of (i) a misrepresentation or breach by the Buyer of any representation, warranty, covenant or agreement of the Buyer contained in this Agreement, (ii) the operation of the Purchased Business or any of the Purchased Assets by Buyer after the Closing (iii) Assumed Liabilities and (iv) any costs and expenses associated with defending against such claims, liabilities, obligations, costs, damages, losses and expenses.

                      4.2.3 The  parties  will be  liable to each  other for any loss or liability arising under this Section 4 only if the aggregate amount of all such losses and liabilities related to such claims exceeds $150,000, in which case the Indemnifier, as defined below, will be liable for all such amounts in excess of $150,000. In no event shall either party's aggregate liability under this
             Section 4 exceed the sum of $3,000,000, except, for products liabilities, for which in no event shall either party's liability under this Section 4 exceed the sum of $5,000,000.

                      4.2.4 The  parties'  indemnification  provided for in this
             Section 4 shall be the parties' sole and exclusive remedy with regard to the subject matter of this Agreement, except for claims as a result of fraudulent misrepresentation by the parties and except with respect to any claim alleging violation of Sections
             4.12 or 4.13 of this Agreement.

             4.3      Indemnification Procedure.

                      (a) A party or parties entitled to indemnification hereunder with respect to a third party claim (the "Indemnified Party") will give the party or parties required to provide such indemnification (the "Indemnifier") prompt written notice of any legal proceeding, claim or demand instituted by any third party (in each case, a "Claim") in respect of which the Indemnified Party is entitled to indemnification hereunder.

                      (b) The  Indemnifier  shall have the right,  at its option and expense, to defend against, negotiate, settle or otherwise deal with any Claim with respect to which it is the Indemnifier and to select counsel, acceptable to the Indemnified Party, to defend the Indemnified Party against such Claim; provided, that the Indemnified Party may participate in any proceeding with counsel of its choice and at its expense; and provided further that the Indemnifier may not enter into a settlement of any such Claim without the consent of the Indemnified Party unless such settlement requires no monetary payment for which the Indemnified Party is not fully indemnified and does not involve any other matters binding upon the Indemnified Party.

                      (c) The  Indemnified  Party  will  not  settle  any  Claim without the prior written consent of the Indemnifier, which shall not be unreasonably withheld.

                      (d) The parties  will  cooperate  fully with each other in connection with the defense, negotiation or settlement of any Claim.

             4.4 Expenses. All fees, expenses, including attorneys' and accountants' fees incurred by Seller in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement shall be borne by the Seller. All such fees and expenses incurred by Buyer shall be borne by Buyer.

             4.5 Further Transfers. The Seller will, and will cause its subsidiaries and affiliates, if any, to, execute and deliver such further instruments of conveyance and transfer and take such additional action as the Buyer may reasonably request to effect, consummate, confirm or evidence the transfer to the Buyer (or its designees) of the Purchased Assets. The Seller will execute such documents as may be necessary to assist the Buyer in preserving or perfecting its rights in the Purchased Assets.

             4.6 Transition Assistance. Seller will at no cost to Buyer provide reasonable transition assistance to Buyer's employees with respect to the manufacture and marketing of the Devices. Buyer will, at no cost to Seller, provide to Seller reasonable transitional assistance with respect to Seller's remaining operations by making available those individuals hired by Buyer.

             4.7 Sales Tax. Any and all sales tax liability  arising as a result
of the  sale  and  purchase  of  the  Purchased   Assets  shall  be  the  sole
responsibility of, and shall be paid by, the Buyer.

             4.8 Regulatory Transfers. If necessary, the Seller shall file a letter with the FDA or any successor agency notifying the FDA of any registration change required of the Seller to transfer all rights and pre-market notification clearances to the Buyer. In regard to any other applicable licenses, registrations, approvals, clearances and authorizations required by local, state and federal agencies, foreign or domestic, regulating the safety, effectiveness and market clearance of the Devices which constitute a portion of the Purchased Assets, the Seller shall file a letter with each applicable regulatory authority notifying the authority of any registration change required of the Seller to transfer all rights hereunder to the Buyer.

             4.9 Conduct of Business. Prior to the Closing, Seller will conduct the Purchased Business only in the ordinary course of business consistent with past practices; take no steps to damage customer, employee or vendor relationships; maintain the

Purchased Assets in good repair, order and condition; not sell, lease, encumber, transfer or otherwise dispose of any Purchased Assets; permit Buyer and its employees and agents reasonable access to Seller's contracts, personnel, facilities, equipment, records and other things reasonably related to the Purchased Business.

             4.10 Employee Matters. Buyer may offer employment to those individuals listed on Schedule 4.10 and will provide such individuals who accept such employment employee benefits consistent with those offered to other employees of Buyer generally. Seller shall use its best efforts to encourage such individuals to accept employment with Buyer on the Closing Date; provided Seller makes no guarantee that such individuals will accept employment with Buyer. Buyer shall provide Seller with the names of all Seller's employees to whom Buyer extends offers of employment, within 48 hours of extending said offers. Buyer shall also provide Seller with notices of acceptances and rejections of these offers by Seller's employees, within 48 hours of receipt of said notifications. Buyer shall not be bound by any CNS agreements or conditions of employment, including any liability for accrued vacation pay, qualified retirement plans, fringe benefits, salaries, severance pay or other benefits, or by the terms and conditions of any collective bargaining agreement which gave or established rights to any CNS employees prior to the Closing Date.

             4.11 Customers. Buyer and Seller shall each use its best efforts to obtain any consents required under the Assumed Contracts in order to provide Buyer with the benefits under such Assumed Contracts, but Seller makes no guarantees that such third parties will accept the assignment of its contracts.

             4.12 Non-Compete Agreement. From the Closing Date until the end of the period ending seven years after the end of the Relevant Period, or until Buyer discontinues engaging in the manufacture and sale of sleep disorders diagnostic equipment, Seller and Dan Cohen shall not (i) contact, deal with, or in any way solicit any entity or individual that, at any time, was a customer of the Seller or becomes a customer of the Buyer (after the Closing) to purchase any products or services in competition with the Purchased Business anywhere in the world, including any products or services developed by Buyer after the Closing provided such products or services were developed from trade secrets, know-how or other intellectual property included in the Purchased Assets; (ii) engage in, own, manage, operate, control or participate in the ownership, management, operations or control of, or have any financial interest in, any entity or individual engaged in a business competitive with the Purchased Business anywhere in the world; provided nothing herein shall prohibit Seller from engaging in any business other than the sleep disorders diagnostic business; or (iii) seek to persuade, directly or indirectly, any employees of Buyer, including former employees of Seller, to discontinue that individual's employment with the Buyer nor to become employed in any activity competitive with the Purchased Business. A person or entity that acquires an interest in the Seller or the entity that results from acquisition of control of or combination with Seller shall not be prevented by this Section 4.12 from competing with the Purchased Business in the sleep disorders diagnostic business. A violation by Seller or Dan Cohen of the foregoing covenants may cause irreparable injury to Buyer, and Buyer shall be entitled, in addition to any other rights and remedies that it may have at law or in equity, to temporary or permanent injunctive relief enjoining Seller and/or Dan Cohen from doing or continuing to do any such act and any other violation or threatened violation of the foregoing covenants.

             4.13 Confidentiality. Seller and Dan Cohen agree from and after the Closing Date that they shall not, at any time, without the prior written consent of Buyer, disclose or use any "Confidential Information" obtained in the course of Seller's ownership of the Purchased Business prior to the Closing Date or in the course of Seller's review of sale records or access to Buyer's Confidential Information after the Closing Date, except as required in Seller's continuing business or businesses. "Confidential Information" shall include, without limitation, information relating to customers, products, machines, processes, methods, know-how, trade secrets, inventions, developments, equipment or supplies, made, sold, licensed, used, developed or practiced by Seller, its customers or suppliers prior to the Closing Date or by Buyer, its customers or suppliers after the Closing Date; provided, however, that Confidential Information shall not include information which Seller is under a duty by its customers not to use or to disclose to any third party or that relates to publicly disclosed facts. Buyer shall have the same remedies in the event of a violation or threatened violation of the foregoing covenants as are enumerated in Section 4.12.

             4.14 Products, Supplies and Documents. Buyer shall have the right to use existing products, supplies and documents (including, but not limited to, inventory, labels, shipping materials, catalogues and similar materials, and advertising material) being transferred to it pursuant to this Agreement until such products and supplies are depleted, but shall not have the right to use Seller's name in connection therewith.

             4.15 Press Release and Announcements. No general press releases related to this Agreement and the transactions contemplated herein, or other announcements to Seller's employees, customers and suppliers will be issued without the joint approval of Buyer and Seller. Buyer and Seller will cooperate to prepare a joint press release to be issued on the Closing Date or, upon the request of Seller or Buyer, at the time of the signing of this Agreement.

             4.16 Brain Wave Monitoring and Analysis. Seller owns technology which is not part of the Purchased Assets related to brain wave monitors. However, there is software that is part of the Proprietary Rights transferred hereunder as part of the Purchased Assets which is used and involves intellectual property used in the brain wave monitoring technology. Such software may be used by Seller in its brain wave monitoring business and brain wave analysis, and Buyer hereby grants Seller a perpetual license to use any such Proprietary Rights for this purpose. The perpetual license granted to CNS under this Paragraph 4.16 shall not permit CNS to use the software or the Proprietary Rights to engage in the sleep monitoring or diagnosis of sleep disorder business and use of the software or the Proprietary Rights for such purposes is expressly excluded from the perpetual license.

                                   ARTICLE V

                                 MISCELLANEOUS

             5.1 Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding on the Seller only if such amendment or waiver is set forth in a writing executed by the Seller and that any such amendment or waiver will be binding upon the Buyer only if such amendment or waiver is set forth in a writing executed by the Buyer. Waiver by the Seller or the Buyer of any breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute a continuing waiver of, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

             5.2 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or mailed by first class mail, return receipt requested. Notices, demands and communications to the Seller and the Buyer will, unless another address is specified in writing, be sent to the addresses indicated below:

                      Notices to the Seller:

                              CNS, Inc.
                              1250 Park Road
                              Chanhassen, MN 55317
                              Attention:  Chief Executive Officer
                                          Chief Operating Officer

                      with a copy to:

                              Lindquist & Vennum
                              4200 IDS Center
                              Minneapolis, MN 55402
                              Attn: Patrick Delaney

                      Notices to the Buyer:

                            Aequitron Medical, Inc.
                            14800 28th Avenue North
                            Plymouth, MN 55447
                            Attn: Chief Executive Officer
                                  Chief Financial Officer

                      with a copy to:

                            Best & Flanagan, Professional Limited Liability
                                Partnership
                            4000 First Bank Place
                            Minneapolis, MN 55402
                            Attn:  David Morse

             5.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties, which shall not be unreasonably withheld.

             5.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

             5.5 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

             5.6 Complete Agreement. This document and the documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way. There are no restrictions, promises, warranties, covenants, or undertakings, other than those expressly provided for herein.

             5.7 Counterparts. This Agreement may be executed in one or more counterparts all of which taken together will constitute one and the same instrument.

             5.8 Governing Law. The law of the State of Minnesota will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

             5.9  Arbitration.

                      (a) Except  with  respect to  matters  involving  Sections
             4.12, 4.13 and 4.15 hereof, if a dispute arises between Buyer and Seller as to the interpretation of this Agreement or any other agreement entered into pursuant hereto, including, without limitations, any matter involving indemnification, Buyer and Seller agree to use the following procedures, in lieu of either party pursuing other available remedies and as the sole remedy, to resolve the dispute.

                      (b) A party seeking to initiate the procedures  shall give written notice to the other party, describing briefly the nature of the dispute. A meeting shall be held between the parties within 10 days of the receipt of such notice, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute.

                      (c) If,  within 30 days after such  meeting,  the  parties have not succeeded in negotiating a resolution of the dispute, the parties agree to submit the matter to binding arbitration in Minneapolis, Minnesota, by one arbitrator appointed by Buyer and Seller. If Buyer and Seller fail to appoint an arbitrator within 10 days from the conclusions of the negotiation period, then upon petition of either party, such arbitrator shall be appointed by the Chief Judge of the United States District Court for the District of Minnesota or by the American Arbitration Association so as to enable the arbitrator to render an award within 90 days after the arbitrator has been appointed. Following the selection of the arbitrator as set forth above, the arbitration shall be conducted promptly and expeditiously and in accordance with the rules of the American Arbitration Association. Such award shall be final and binding and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction therefor.

                      (d) Each party shall bear  one-half of the expenses of the arbitrator excluding, however, legal, expert, accountant and other professional fees of the other side.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                              AEQUITRON, INC.



                                              By /s/ James B. Hickey, Jr.
                                              Its President and CEO


                                              CNS, INC.


                                              By /s/ Richard E. Jahnke
                                              Its President

                         LIST OF EXHIBITS AND SCHEDULES


                  Exhibit A                          Promissory Note

                  Schedule 1.1(a)                    Inventory

                  Schedule 1.1(b)                    Machinery and Equipment

                  Schedule 1.1(c)                    Proprietary Rights

                  Schedule 1.1(d)                    Assumed Contracts

                  Schedule 1.2                       Excluded Receivables

                  Schedule 2.7                       Litigation

                  Schedule 2.8                       Other Contracts

                  Schedule 2.9                       Insurance

                  Schedule 2.12                      510(k)s

                  Schedule 2.13                      Employee Plans

                  Schedule 2.14                      Financial Statements

                  Schedule 4.10                      Employee Matters

                                   EXHIBIT A

                                PROMISSORY NOTE

$___________________________                             Minneapolis, Minnesota
                                                                   June 1, 1995


                  FOR VALUE RECEIVED, the undersigned promises to pay to the order of CNS, Inc., at Chanhassen, Minnesota, or at such other place as may hereafter from time to time be designated in writing by the holder hereof, the sum of________________________ Dollars, payable in two equal installments (i) on or before 75 days and (ii) 150 days from the date hereof, with interest at the rate of 4% per year.

                  The undersigned shall have the right to prepay any or all of this note at any time without penalty.

                  The undersigned waives demand, presentment, protest and notice of dishonor of this note, and agrees that, without any notice, the holder hereby may from time to time extend or renew the date or dates or amount or amounts of payment above recited, and that in any such case the undersigned shall continue liable to pay the unpaid balance of the indebtedness evidenced hereby so extended, renewed or modified notwithstanding any such extension, renewal or modification.

                  In the event any installment of the amount payable hereunder is not paid on the due date, the entire amount payable hereunder shall become payable immediately.

          In the event any payment is not made when due, the undersigned agrees to pay all costs of collection and reasonable attorney's fees.


WITNESS:                                        AEQUITRON MEDICAL, INC.

_____________________________                   By___________________________
                                                  Its: